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                                                                     EXHIBIT 2.1

                         UNITED STATES BANKRUPTCY COURT
                           SOUTHERN DISTRICT OF TEXAS
                               VICTORIA DIVISION

IN RE:                             (S)
                                   (S)
SOUTHERN MINERAL CORPORATION,      (S)   CASE NO. 99-60359-V2-11
SMC PRODUCTION COMPANY,            (S)   CASE NO. 99-60360-V2-11
AMERAC ENERGY CORPORATION,         (S)   CASE NO. 99-60361-V2-11
BEC ENERGY, INC.,                  (S)   CASE NO. 99-60362-V2-11
SMC ECUADOR, INC.,                 (S)   CASE NO. 99-60363-V2-11
                                   (S)
 Debtors.                          (S)   Jointly Administered Under
                                         CASE NO. 99-60359-V2-11

                 DEBTORS' SECOND AMENDED PLAN OF REORGANIZATION

                               filed May 2, 2000
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                               TABLE OF CONTENTS

I.        DEFINITIONS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME............    1
          A. Definitions; Rules of Construction....................................    1
          B. Rules of Interpretation...............................................    1
          C. Computation of Time...................................................    2
          D. Plan Summary..........................................................    2
II.       CLASSIFICATION OF CLAIMS AND INTERESTS...................................    2
          A. Introduction..........................................................    2
          B. Unclassified Claims (not entitled to vote on the Plan)................    2
          C. Classes of Claims and Interests Against Debtors.......................    2
          D. Impaired Claims and Interests.........................................    3
III.      TREATMENT OF CLAIMS AND INTERESTS........................................    3
          A. Unclassified Claims...................................................    3
          B. Classified Claims and Interests.......................................    3
          C. Special Provision Regarding Unimpaired Claims.........................    5
          D. Accrual of Post-Petition Interest.....................................    5
IV.       MEANS FOR IMPLEMENTATION OF THE PLAN.....................................    6
          A. Continued Corporate Existence.........................................    6
          B. Corporate Action......................................................    6
          C. The Take-Out Loan.....................................................    7
          D. Southern Mineral's Restructuring Transactions.........................    7
          E. Directors and Officers................................................   13
          F. Revesting of Assets...................................................   15
          G. Preservation of Rights of Action; Settlement of Litigation Claims.....   16
          H. Exclusivity Period....................................................   16
          I. Effectuating Documents; Further Transactions..........................   16
          J. Exemption from Certain Transfer Taxes.................................   16
V.        ACCEPTANCE OR REJECTION OF THE PLAN......................................   16
          A. Classes Entitled to Vote..............................................   16
          B. Acceptance by Impaired Classes........................................   17
          C. Cramdown..............................................................   17
VI.       SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN......................   17
VII.      PROVISIONS GOVERNING DISTRIBUTIONS.......................................   17
          A. Distributions for Claims Allowed as of the Consummation Date..........   17
          B. Interest on Claims....................................................   17
          C. Disbursing Agent......................................................   18
          D. Surrender of Securities or Instruments................................   18
          E. Instructions to Disbursing Agent......................................   18
          F. Services of Indenture Trustees, Agents, and Servicers.................   18
          G. Record Date for Distributions to Holders of Debentures................   19
          H. Means of Cash Payment.................................................   19
          I. Calculation of Distribution Amounts of Series A Preferred Stock.......   19
          J. Delivery of Distributions.............................................   19
          K. Fractional Dollars; De Minimis Distributions..........................   20
          L. Withholding and Reporting Requirements................................   20

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

          M. Setoffs...............................................................   20
VIII.     TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES....................   20
          A. Assumed Contracts and Leases..........................................   20
          B. Payments Related to Assumption of Contracts and Leases................   21
          C. Rejected Contracts and Leases.........................................   21
          D. Bar to Rejection Damages..............................................   21
          E. Employee Benefit and Welfare Programs.................................   22
          F. Stock Option Plans and Agreements.....................................   22
IX.       PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS...   22
          A. Objection Deadline; Prosecution of Objections.........................   22
          B. No Distributions Pending Allowance....................................   23
          C. Distribution Reserve..................................................   23
          D. Distributions After Allowance.........................................   23
X.        MODIFICATIONS AND AMENDMENTS.............................................   24
XI.       RETENTION OF JURISDICTION................................................   24
XII.      COMPROMISES AND SETTLEMENTS..............................................   26
XIII.     MISCELLANEOUS PROVISIONS.................................................   26
          A. Bar Dates for Certain Claims..........................................   26
          B. Payment of Statutory Fees.............................................   26
          C. Severability of Plan Provisions.......................................   27
          D. Successors and Assigns................................................   27
          E. Releases and Satisfaction of Subordination Rights.....................   27
          F. Discharge of Debtors..................................................   27
          G. Committees............................................................   28
          H. Exculpation and Limitation of Liability...............................   28
          I. Binding Effect........................................................   28
          J. Permanent Injunction..................................................   29
          K. Revocation, Withdrawal, or Non-Consummation...........................   29
          L. Plan Supplement.......................................................   29
          M. Notices...............................................................   29
          N. Indemnification Obligations...........................................   30
          O. Prepayment............................................................   31
          P. Term of Injunctions or Stays..........................................   31
          Q. Governing Law.........................................................   31

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                                  INTRODUCTION

     The above named Debtors propose the following Plan for the resolution of all outstanding Creditor Claims and equity Interests with respect to each corporation that is a debtor in the jointly administered Chapter 11 cases. Reference is made to the Disclosure Statement (as that term is defined herein) for a discussion of the Company's history, business, properties, results of operations, projections for future operations, risk factors, a summary and analysis of the Plan, and certain related matters. The Debtors are the proponents of the Plan within the meaning of Section 1129 of the Bankruptcy Code (as that term is defined herein).

     All holders of Claims and all holders of Interests are encouraged to read the Plan and the Disclosure Statement in their entirety before voting to accept or reject the Plan. Subject to certain restrictions and requirements set forth in Section 1127 of the Bankruptcy Code and Rule 3019, Bankruptcy Rules, the Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan prior to its substantial consummation.

     This Plan supercedes the Plans filed on February 25, 2000 and April 14,
2000.

I.   DEFINITIONS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME

     A.   DEFINITIONS; RULES OF CONSTRUCTION

     All definitions used in the Plan and Disclosure Statement are set forth on APPENDIX I-A attached to the Plan and incorporated in the Plan for all purposes. For purposes of the Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Appendix I-A. Any term used in the Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or Bankruptcy Rules. Whenever the context requires, such terms shall include the plural as well as the singular number.

     B.   RULES OF INTERPRETATION

     For purposes of the Plan (a) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document's being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (b) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented, (c) unless otherwise specified, all references in the Plan to Sections, Articles, Appendices, Schedules, and Exhibits are references to Sections, Articles, Schedules, Appendices and Exhibits of or to the Plan, (d) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan, (e) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (f) the rules of construction set forth in
Section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

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     C.   COMPUTATION OF TIME

     In computing any period of time prescribed or allowed by the Plan, the provisions of Rule 9006(a), Bankruptcy Rules shall apply.

     D.   PLAN SUMMARY

     The Plan provides for the full satisfaction of Allowed Claims of the Creditor Classes defined below. Unsecured Creditors, other than holders of Debentures, will receive periodic cash payments in the full amount of their Allowed Claims. Holders of Debentures will receive a single cash payment and Series A Preferred Stock in exchange for the Debentures. The Bank Secured Claim will be refinanced and paid from the proceeds of the Take-out Loan. The holders of shares of Southern Mineral Common Stock will retain ownership of those shares, subject to a one-for-five reverse stock split.

II.  CLASSIFICATION OF CLAIMS AND INTERESTS

     A.   INTRODUCTION

     All Claims, except Administrative Claims and Priority Tax Claims, that may be asserted against one or more of the Debtors are placed in the Classes set forth below. In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described below, have not been classified. The Interests held in the debtor Southern Mineral are placed in Class 5.

     A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other classes. A Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled prior to the Consummation Date.

     B.   UNCLASSIFIED CLAIMS (NOT ENTITLED TO VOTE ON THE PLAN)

          1.   Administrative Claims.

          2.   Priority Tax Claims.

     C.   CLASSES OF CLAIMS AND INTERESTS AGAINST DEBTORS

          1.   Class 1 - Other Priority Claims

          2.   Class 2 - The Bank Secured Claims.

          3.   Class 3 - The Unsecured Claims of Convenience Creditors

          4.   Class 4 - The Unsecured Claims of Creditors holding Debentures

          5.   Class 5 - All Unsecured Claims not included in Classes 1, 3 or 4.

                                       2
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          6.   Class 6 - the Interests of the owners and holders of Southern
Mineral's Common Stock, options, warrants and any other securities outstanding that are convertible, exchangeable or exercisable into shares of Common Stock.

     D.   IMPAIRED CLAIMS AND INTERESTS

          1. Creditors holding Claims in Classes 2, 3, 4 and 5 are Impaired and entitled to vote on the Plan. Creditors holding Claims in Class 1 are unimpaired, are deemed to have accepted the Plan and are not entitled to vote. Interest holders in Class 6 are Impaired and entitled to vote on the Plan

III. TREATMENT OF CLAIMS AND INTERESTS

     A.   UNCLASSIFIED CLAIMS

          1.   Administrative Claims

     Except as otherwise provided for herein, and subject to the requirements of
ARTICLE XIII.A. hereof, on, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Administrative Claim becomes an Allowed Administrative Claim, or (iii) the date such Administrative Claim becomes payable pursuant to any agreement between the Debtors and the holder of such Administrative Claim, each holder of an Allowed Administrative Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim (a) Cash equal to the unpaid portion of such Allowed Administrative Claim or (b) such other treatment as to which the Debtors and such holder shall have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Case shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

          2.   Priority Tax Claims

     On, or as soon as reasonably practicable after, the later of (i) the Distribution Date or (ii) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, each holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim (a) Cash equal to the unpaid portion of such Allowed Priority Tax Claim, or (b) such other treatment as the Debtors and such holder shall have agreed upon in writing.

     B.   CLASSIFIED CLAIMS AND INTERESTS

          1.   Class 1 - Other Priority Claims

     On, or as soon as reasonably practicable after, the later of (i) the Distribution Date or (ii) the date such Other Priority Claim becomes an Allowed Other Priority Claim, each holder of an Allowed Other Priority Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Other Priority Claim (a) Cash equal to the unpaid portion

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of such Allowed Other Priority Tax Claim, or (b) such other treatment as the
Debtors and such holder shall have agreed upon in writing.

          2.   Class 2 - Bank Secured Claims

     The Secured Claims of the Class 2 Creditors shall be fully satisfied in the following manner:

               a. The principal balance of the Bank Secured Claim due and owing on the Effective Date will be paid in full following the funding of the Take-out Loan.

               b. Accrued and unpaid interest computed at the non-default contractual rate of interest and due and owing on the Effective Date on the principal balance of the Bank Secured Claim paid pursuant to a. above will be paid in full following the funding of the Take-out Loan.

               c. Any and all other amounts due and owing with respect to the Bank Secured Claim owed to the Class 2 Creditors and not satisfied as provided in a. and b. above, including, but not limited to Claims for interest on the Bank Secured Claim at a default rate of interest, fees, expenses and costs, shall be satisfied by a single payment of $350,000 made on or before ten (10) Business Days following the funding of the Take-out Loan.

          3.   Class 3 - Unsecured Claims of Convenience Creditors

     Within three (3) Business Days after the Effective Date the Allowed Claim of each Convenience Creditor shall receive a cash payment of fifty per cent (50%) of such Allowed Unsecured Claim. The remaining balance of each Allowed Unsecured Claim held by a Convenience Creditor will be paid thirty-three (33) days after the Effective Date. The two payments are in full satisfaction, settlement, release, and discharge of and in exchange for all Class 3 Claims. Allowed Convenience Creditor Unsecured Claims shall not bear interest after the Petition Date.

          4.   Class 4 - Unsecured Claims of holders of Debentures

     The Allowed Unsecured Claims in Class 4 shall be paid and satisfied as follows:

               a. Each holder of an Allowed Unsecured Class 4 claim shall receive a pro rata distribution of the Cash Payment.

               b. Each holder of an Allowed Unsecured Class 4 Claim shall receive a pro rata distribution of the Series A Preferred Stock.

               c. Each holder of an Allowed Unsecured Class 4 Claim will receive their pro rata share of the Cash Payment and Series A Preferred Stock in an amount determined by multiplying the Cash Payment and the amount of Series A Preferred Stock being issued pursuant to the Plan by a fraction the numerator of which is the amount of the Allowed Debenture Claim of each individual

                                       4
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     debenture holder entitled to a distribution pursuant to the Plan and the denominator of which is the total of all Allowed Unsecured Convertible Debenture Claims.

               d. The Debenture Claims shall be Allowed in the aggregate amount equal to: (i) the principal balance of the Debentures as of the Petition Date, (ii) accrued and unpaid interest calculated at the rate of 6.875% per annum as of the Petition Date, plus (iii) accrued and unpaid interest on the principal balance of the Debentures as of the Petition Date calculated at the rate of 6.875% per annum from the Petition Date to the Confirmation Date. The Debtors or the Reorganized Debtors, as the case may be, shall retain the right to object to the allowance of claims asserted by individual Debenture holders. The Indenture Trustee, as trustee for holders of the Debentures, will be deemed to have an Allowed Unsecured Class 4 claim of $43,044,500.00 as of the Petition Date and shall be entitled to post-petition interest on the principal balance of the Debentures as of the Petition Date at the rate of 6.875% per annum through and including the Confirmation Date. The Debtors, Reorganized Debtors, Disbursing Agent, and the Indenture Trustee each reserve the right to object to any proof of claim filed by or on behalf of a holder of a Debenture (except for the proof of claim filed by the Indenture Trustee on March 2, 2000) if the claim asserted therein, in whole or in part, duplicates the claim asserted by the Indenture Trustee, provided that no such objection shall impair or delay any distribution the claimant is entitled to receive from the Indenture Trustee. To the extent that a Class 4 Unsecured Claim is not an Allowed Claim on the Distribution Date, the provisions of ARTICLE IX of the Plan shall apply.

          5.   Class 5 - All Unsecured Claims not included in Classes 1,3 or 4

     Each holder of an Allowed Unsecured Claim in Class 5 will receive payment in full in four equal quarter-annual installments of principal with the first payment made 60 days after the Effective Date of the Plan.

          6.   Class 6 - Holders of Common Stock

     The holders of Common Stock shall retain their existing shares of Southern Mineral, subject to a one-for-five reverse stock split. Current stock options and warrants shall be retained with no change in terms and conditions, except as provided in the Plan.

     C.   SPECIAL PROVISION REGARDING UNIMPAIRED CLAIMS

     Except as otherwise provided in the Plan, nothing shall affect the Debtors' or Reorganized Debtors' rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against Unimpaired Claims.

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     D.   ACCRUAL OF POST-PETITION INTEREST

     Interest on and fees and expenses, if any, with respect to Allowed Class 2 Bank Secured Claims, including, but not limited to unpaid professional fees due the holders of such Claims, shall be paid in the manner and in the amounts set forth in ARTICLE III.B.2. Except as otherwise provided above, elsewhere in the Plan, or in an order of the Bankruptcy Court, no holder of an Allowed Claim shall be entitled to the accrual of post-petition interest or the payments by Debtors or Reorganized Debtors of post-petition interest on account of such Allowed Claim for any purpose.

IV.  MEANS FOR IMPLEMENTATION OF THE PLAN

     A.   CONTINUED CORPORATE EXISTENCE

     Except for the merger of Amerac Energy Corporation with and into Reorganized Southern Mineral, each Debtor shall continue to exist after the Consummation Date as a corporate entity, in accordance with the applicable law in the respective jurisdiction in which it is incorporated and pursuant to its respective certificate of incorporation and by-laws in effect prior to the Consummation Date, except to the extent such certificate of incorporation and by-laws are amended by this Plan.

     B.   CORPORATE ACTION

          1.   Cancellation of Existing Securities and Agreements

     On the Consummation Date, except as otherwise provided for herein, (i) the Debentures, shall be canceled, and (ii) the obligations of Southern Mineral under any agreements and indentures governing the Debentures shall be discharged; provided, however, that the Indenture shall continue in effect solely for the purposes of (a) allowing the Indenture Trustee to make the distributions to be made on account of Class 4 Claims under the Plan as provided in Article III hereof and (b) permitting the Indenture Trustee to maintain any rights or liens it may have for fees, costs and expenses under the Indenture, provided, however, that such fees, costs and expenses are approved by the Bankruptcy Court as reasonable. Reorganized Southern Mineral shall not have any obligations to the Indenture Trustee for any fees, costs or expenses, except as expressly provided in this ARTICLE IV.B.1, or except to the extent that the Indenture Trustee may have an Allowed Administrative Claim; provided, however, that subject to approval of the Bankruptcy Court as reasonable, nothing herein shall preclude the Indenture Trustee from asserting a right to be paid or reimbursed for pre-petition and post-petition fees, costs, expenses, and indemnification rights that are governed by the Indenture in accordance with the provisions set forth therein. Notwithstanding the foregoing, the provisions of this paragraph shall not affect the discharge of Southern Mineral's liabilities under the Bankruptcy Code and the Confirmation Order or result in any expense or liability to Reorganized Southern Mineral.

     Any actions taken by an indenture trustee, an agent, or a servicer that are not for the purposes authorized in this ARTICLE IV.B.1 shall not be binding on Southern Mineral. Notwithstanding the foregoing, the Southern Mineral may terminate any indenture or other governing agreement and the authority of any indenture trustee, agent, or servicer to act thereunder at any time, with or without cause, by giving five (5) days written notice of termination to the indenture trustee, agent, or servicer. If distributions under the Plan have not been completed at the time of termination of the indenture or other governing agreement,

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Reorganized Southern Mineral shall designate a Disbursing Agent to act in place of the indenture trustee, agent, or servicer, and the provisions of this ARTICLE IV.B.1 shall be deemed to apply to the Disbursing Agent.

          2.   Amended Articles of Incorporation and Amended ByLaws

     The Amended Articles of Incorporation and Amended ByLaws of Reorganized Southern Mineral will include any and all amendments necessary to satisfy, implement and give effect to the provisions of the Plan and the Bankruptcy Code and shall include, among other things, a provision prohibiting the issuance of non-voting equity securities. The Amended Articles of Incorporation and Amended Bylaws will be filed in a Plan Supplement.

     C.   THE TAKE-OUT LOAN

     The Debtors have negotiated a new secured credit facility with Bank One. This new facility will enable the Debtors to satisfy the Claims of the Class 2 Creditors, pay off the secured debt obligations owed by Neutrino and provide required operating capital. Generally described and based on a term sheet as of April 14, 2000, the terms of the new secured facility are as follows:

     principal:       aggregate borrowing base of US$ 30 million.

     interest rate:   Bank One Alternate Base Rate plus 1/2% per annum
                      (domestic facility).
                      Canadian Prime Rate plus 1/2% per annum (Canadian dollar denominated loans).

     repayment terms: three (3) year maturity; mandatory prepayment to the extent outstandings exceed borrowing base; monthly commitment reduction commencing June 1, 2000; interest payable monthly.

     Security:        all assets of the Debtors and their non-debtor
                      subsidiaries.

     In the event the Take-out Loan is not obtained it will be necessary for this Plan to be amended.

     D.   SOUTHERN MINERAL'S RESTRUCTURING TRANSACTIONS

          1.   Terms of Series A Preferred Stock

               a.   Amount

               Reorganized Southern Mineral will issue approximately 9,519,545 shares of Series A Preferred Stock, after giving effect to the 1:5 reverse stock split contemplated in ARTICLE IV.D.3. The Series A Preferred Stock will be convertible into Common Stock representing 78% of the Common Stock on a fully diluted basis as of the Effective Date. In calculating the amount of fully diluted Common Stock, no option or warrant with an exercise price of $1.00 or greater will be included in such computation.

               b.   Ranking

               The Series A Preferred Stock will, with respect to dividend distributions and distributions on liquidation, winding-up or dissolution of Reorganized Southern Mineral, rank senior to all classes of capital stock of Reorganized Southern Mineral existing on the Effective Date or issued by Reorganized Southern Mineral after the Effective Date. The Preferred Stock Designation will prohibit Reorganized Southern Mineral from issuing any class or series of preferred stock ranking senior to, or on a parity with, the Series A Preferred Stock.

               c.   Liquidation Preference

               The Series A Preferred Stock will have an aggregate liquidation preference of $38.5 million, or $4.044 per share. In the event of any liquidation or winding up of Reorganized Southern Mineral, the holders of the Series A Preferred Stock will be entitled to receive in preference to the holders of all other classes of capital stock of Reorganized Southern Mineral an amount equal to the aggregate liquidation preference of the then outstanding shares of Series A Preferred Stock plus any accrued but unpaid dividend thereon, and the holders of the Series A Preferred Stock will not be entitled to any further distributions or payments other than such amount.

               d.   Dividends

               e. During the period commencing on the Effective Date and ending on the second anniversary of the Effective Date, no dividends will be accrued, declared or paid on any shares of capital stock of Reorganized Southern Mineral, including the Series A Preferred Stock. After the second anniversary of the Effective Date, dividends will accrue on the Series A Preferred Stock at the rate of 7.5% per annum. Dividends on the Series A Preferred Stock will be payable semi-annually out of funds that are legally available therefor and when properly declared by the Board. Dividends will accumulate on the Series A Preferred Stock if not paid when due. The holders of the Series A Preferred Stock will have no right to participate in any dividends accrued or paid on any other class of capital stock of Reorganized Southern Mineral. No dividends will be paid on any class of capital stock of Reorganized Southern Mineral, including the Series A Preferred Stock, unless permitted under the Take-out Loan (or any successor secured lender to Reorganized Southern Mineral).

               f.   Non-Payment of Dividends

               Upon non-payment of any dividend due and payable on the Series A Preferred Stock, the Board will promptly call a special meeting of holders of Series A Preferred Stock and such holders will be entitled to vote, as a separate class, on the removal of the existing directors and the election of a new Board (the nominees for which shall be designated for election by holders of not less than 10% of the outstanding shares of Series A Preferred Stock), and the holders of Common Stock will not be entitled to vote thereon.

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               g.   Conversion Rights

               At any time and from time to time after the Effective Date, a holder of Series A Preferred Stock may elect to convert some or all of such holder's shares of Series A Preferred Stock into shares of Common Stock at the Conversion Rate. At any time after the second anniversary of the Effective Date, the Series A Preferred Stock will be automatically converted into Common Stock at the Conversion Rate if during any Trading Period after the second anniversary of the Effective Date the Common Stock has traded at or above a market price equal to 130% of the Conversion Price.

               h.   Anti-Dilution.

                    i. Upon the happening of an Extraordinary Common Stock Event after the Effective Date, the Conversion Price and the Redemption Price will, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then effective Conversion Price/Redemption Price by a fraction, the numerator of which will be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which will be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, the product so obtained will thereafter be the applicable Conversion Price/Redemption Price. The Conversion Price/Redemption Price, as so adjusted, will be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

                   ii. If the shares of Common Stock issuable upon the
                       conversion of shares of Series A Preferred Stock are changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than an Extraordinary Common Stock Event), then and in each such event the holder of each share of Series A Preferred Stock will have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

                  iii. If at any time or from time to time after the Effective
                       Date, Reorganized Southern Mineral issues or sells Additional Shares of Common Stock, other than as part of an Extraordinary Common Stock Event, for consideration per share less than the then effective Conversion Price, the then effective Conversion Price will be reduced, as of the opening of the Business Day of such issuance or sale, to a price determined by multiplying that then effective Conversion Price by a fraction, (i) the numerator of which will be (A) the number of shares of Common Stock outstanding at the close of the Business Day next preceding the date of such issuance or sale, plus
                       (B) the number of shares of Common Stock which the aggregate consideration received by Reorganized Southern Mineral for the total number of Additional Shares of Common Stock so issued or sold would purchase at the then effective Market Price on such day, and (ii) the denominator of which will be the number of shares of Common Stock outstanding at the close of business on the date of such issue or sale after giving effect to the issuance or sale of such Additional Shares of Common Stock. The Conversion Price, as so adjusted, will be readjusted in the same manner upon the happening of any successive issuances or sales of Additional Shares of Common Stock, other than as part of an Extraordinary Common Stock Event, for a consideration per share less than the then effective Conversion Price.

                   iv. For the purpose of making any adjustment to the
                       Conversion Price or the number of shares of Common Stock purchasable on conversion of Series A Preferred Stock, the consideration received by Reorganized Southern Mineral for any issuance or sale of securities will:

                       (A) to the extent it consists of cash, be computed at the
                           net amount of cash received by Reorganized Southern Mineral after deduction of any expenses payable by Reorganized Southern Mineral and any underwriting or similar commissions, compensations or concessions paid or allowed by Reorganized Southern Mineral in connection with such issuance or sale;

                       (B) to the extent it consists of property other than
                           cash, be computed at the fair value of that property as determined in good faith by the Board; and

                       (C) if Additional Shares of Common Stock, Convertible
                           Securities or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock, securities or assets of Reorganized Southern Mineral for aggregate consideration for the entire issuance or sale, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities.

                 v. For the purpose of the adjustment provided in ARTICLE
                    IV.D.1.g.(iii), if at any time or from time to time after the Effective Date, Reorganized Southern Mineral issues any Convertible Securities, then, in each case, if the Effective Price of such Convertible Securities is less than the then existing applicable Conversion Price, Reorganized Southern Mineral will be deemed to have issued at the time of the issuance of such Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by Reorganized Southern Mineral for the issuance of such Convertible Securities plus the aggregate price to be paid upon the
                               ----
                    exercise or conversion of such Convertible Securities. No further adjustment of the applicable Conversion Price will be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise or conversion of any such Convertible Securities. If any such Convertible Securities expire without having been exercised or converted or the Series a Preferred Stock are converted before any such Convertible Securities are exercised or converted, the applicable Conversion Price will be readjusted to the applicable Conversion Price which would have been in effect had an adjustment been made on the basis that the Additional Shares of Common Stock, if any, actually issued or sold upon the exercise or conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration for the granting of all such Convertible Securities, whether or not exercised or converted, plus the consideration, if any, actually received
                               ----
                    by Reorganized Southern Mineral (other
                    than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of any such Convertible Securities.

              i.   Change of Control

              In case of any Change of Control (except a transaction for which provisions for adjustment is otherwise made herein), each share of Series A Preferred Stock will thereafter be convertible into the same number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of Reorganized Southern Mineral issuable upon conversion of such shares of Series A Preferred Stock is entitled to receive as a result of such Change of Control.

              j.   Optional Redemption

              At any time and from time to time after the Effective Date, Reorganized Southern Mineral may redeem all or part of the then outstanding shares of Series A Preferred Stock at the Redemption Price. Shares of Series A Preferred Stock called for redemption will remain convertible into shares of Common Stock up to and including (but not after) the close of business on the date fixed by the Board for redemption.

               k.   Voting Rights

               Holders of Series A Preferred Stock will be entitled to vote together with the holders of Common Stock on an as-converted basis on all matters submitted to a vote of the holders of Common Stock; provided, however, holders of Series A Preferred Stock will be entitled to vote as a separate class on any Change of Control approved by the Board. Until the first anniversary of the Effective Date, holders of Series A Preferred Stock will not be entitled to vote on an as-converted basis on any Change of Control submitted for the vote of holders of Common Stock. Until the second anniversary of the Effective Date, holders of Preferred Stock will not be entitled to vote on the election of any Incumbent Director.

              l.   Indebtedness

              Commencing on the Effective Date and ending on the second anniversary of the Effective Date, Reorganized Southern Mineral will be prohibited from incurring any indebtedness (other than indebtedness incurred in the ordinary course of business) in excess of the then current borrowing base under the Take-out Loan (or any refinancing thereof consistent with traditional conforming oil and gas reserve base lending policies of a commercial bank) unless approved by at least four directors of the Board. After the second anniversary of the Effective Date, Reorganized Southern Mineral will not be subject to the foregoing limitation on the incurrence of indebtedness.

               m.   Certain Issuance of Common Stock

               Any issuance of Common Stock for consideration on a per share basis less that the Conversion Price must be approved by (i) a majority of the Board and (ii) for the two year period following the Effective Date, a majority of the New Directors and the Independent Director, voting as a group.

               n.   Modification of Preferred Stock Designation

               Any term or condition of the Preferred Stock Designation may be modified if such modification is approved by the affirmative vote of the holders of 66 2/3% of the then outstanding shares of Series A Preferred Stock.

               o.   Issuance of Series A Preferred Stock

               The Series A Preferred Stock authorized pursuant to ARTICLE IV.D.1. will be issued by Reorganized Southern Mineral without further act or action under applicable law, regulation, order or rule.

               p.   Bankruptcy Code Section 1145

               The issuance of the Series A Preferred Stock pursuant to the Plan is hereby authorized in accordance with Section 1145 of the Bankruptcy Code.

         2.   Merger

     On the Effective Date, Amerac Energy Corporation will merge with and into Reorganized Southern Mineral. Reorganized Southern Mineral will be the surviving corporation, and all of the outstanding capital stock of Amerac Energy Corporation will be cancelled.

         3.   Reverse Stock Split

     On the Effective Date, Reorganized Southern Mineral will effect a 1:5 reverse stock split in which one share of new Common Stock will be exchanged for every five shares of outstanding Common Stock.

     E.  DIRECTORS AND OFFICERS

         1.   Officers

     The existing officers of Southern Mineral immediately prior to the Effective Date will serve in their current capacities as the initial officers of Reorganized Southern Mineral on and after the Effective Date.


         2.   Board of Directors

                a. On the Effective Date, the term of the current Board of Southern Mineral will expire. The Board of Reorganized Southern Mineral will initially consist of the following individuals:

                   i. Two Incumbent Directors;

                  ii. Two New Directors; and

                 iii. One Independent Director.

     Pursuant to the Amended Articles of Incorporation:

                  i the number of directors serving on the Board of Reorganized Southern Mineral will be fixed at five (5) until the first annual or special shareholders' meeting following the second anniversary of the Effective Date. After the second anniversary of the Effective Date, the number of directors may be increased or decreased by the Board; and

                 ii. the term of the initial directors serving on the Board of
                     Reorganized Southern Mineral will be until the first regularly scheduled annual shareholders' meeting following the second anniversary of the Effective Date; and thereafter, directors will be elected annually at the annual meeting of shareholders.

     If, and to the extent possible, the identity of the Independent Director will be announced by inclusion in the Plan Supplement and filed with the Bankruptcy Court at least ten (10) Business Days prior to the Confirmation Hearing.

                b. If at any time prior to the first regularly scheduled annual shareholders' meeting following second anniversary of the Effective Date any director ceases to be a director due to his or her death, disability or resignation, the Board will promptly give public notice of the vacancy (by press release to PR Newswire or other national agency) and the vacancy thereby created will be filled by the Board as follows:

               i. If the director was a New Director, holders of a majority of the then-outstanding Series A Preferred Stock may, by written consent, designate the replacement for such director at any time at or prior to a special meeting called for the purpose of electing a replacement New Director or, if such written consent is not received by the Board within 12 calendar days of delivery of the public notice of the vacancy, the Board will (1) establish a record date for holders of Series A Preferred Stock entitled to vote at a special meeting called for a replacement New Director to fill the vacancy, (2) give notice of the special meeting to such holders as of the record date and (3) convene the special meeting not later than 60 days after the vacancy was created. Any holder or group of holders of at least 10% of the then-outstanding shares of Series A Preferred Stock will be entitled to nominate in writing one person for election as a New Director at the special meeting. If no holder or group of holders of Series A Preferred Stock nominate in writing any person for election as a New Director at the special meeting, the existing New Director will have the right to nominate the person standing for election as a New Director at the special meeting. If no New Director exists, then the Independent Director will have the right to nominate the person standing for election as a New Director at the special meeting. If no New Director or Independent Directors exists, then the remaining directors will have the right to nominate the person standing for election as a New Director at the special meeting.

               ii. If the director was a Incumbent Director, holders of a majority of the then-outstanding Common Stock, voting as a separate class, may, by written consent, designate the replacement for such director at any time at or prior to a special meeting called for the purpose of electing a replacement Incumbent Director or, if such written consent is not received by the Board within 12 calendar days of delivery of the public notice of the vacancy, the Board will (1) establish a record date for holders of Common Stock entitled to vote at a special meeting called for a replacement Incumbent Director to fill the vacancy, (2) give notice of the special meeting to such holders as of the record date and (3) convene the special meeting not later than 60 days after the vacancy was created. Any holder or group of holders of at least 10% of the then-outstanding shares of Common Stock will be entitled to nominate in writing one person for election as a Incumbent Director at the special meeting. If no holder or group of holders of Common Stock nominate in writing any person for election as a Incumbent Director at the special meeting, the existing Incumbent Director will have the right to nominate the person standing for election as a Incumbent Director at the special meeting. If no Incumbent Director exists, then the Independent Director will have the right to nominate the person standing for election as a Incumbent Director at the special meeting. If no Incumbent Director or Independent Director exists, then the remaining directors will have the right to nominate the person standing for election as a Incumbent Director at the special meeting.

               iii. If the director was the Independent Director, then the vacancy created will be filled by a unanimous vote of the New Directors and Incumbent Directors voting collectively.

     F.   REVESTING OF ASSETS

     The property of the Debtors' Estates revest in the Reorganized Debtors on the Confirmation Date. Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Confirmation Date, all property of the Reorganized Debtors shall be free and clear of all Claims and Interests, except as specifically provided in the Plan or the Confirmation Order. Without limiting the generality of the foregoing, the Debtors may, without application to or approval by the Bankruptcy Court, pay fees that it incurs after the Confirmation Date for professional fees and expenses.

     G.   PRESERVATION OF RIGHTS OF ACTION; SETTLEMENT OF LITIGATION CLAIMS

     Except as otherwise provided in the Plan or the Confirmation Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with Section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all claims, rights or causes of actions, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or the Estates may hold against any Person or entity. The Debtors or their successor(s) may pursue such retained claims, rights or causes of actions, suits, or proceedings as appropriate, in accordance with the best interests of the Reorganized Debtor(s) or its successor(s) who hold such rights.

     H.   EXCLUSIVITY PERIOD

     Subject in all respects to Section 1121(d) of the Bankruptcy Code, the Debtors shall retain the exclusive right to amend or modify the Plan, and to solicit acceptances of any amendments to modifications of the Plan, through and until the Consummation Date.

     I.   EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS

     The chairman of the board of directors, president, chief financial officer, general counsel or any other appropriate officer of each of the Debtors, shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The secretary or assistant secretary of each of the Debtors shall be authorized to certify or attest to any of the foregoing actions.

     J.   EXEMPTION FROM CERTAIN TRANSFER TAXES

     Pursuant to Section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or any other Person or entity pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment. The Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

V.   ACCEPTANCE OR REJECTION OF THE PLAN

     A.   CLASSES ENTITLED TO VOTE

     Each Impaired Class of Claims or Interests that will receive or retain property or any interest in property under the Plan shall be entitled to vote to accept or reject the Plan. By operation of law, each Unimpaired Class of Claims is deemed to have accepted the Plan and, therefore, is not entitled to vote to accept or reject the Plan.

     B.   ACCEPTANCE BY IMPAIRED CLASSES

     An Impaired Class of Claims shall have accepted the Plan if (i) the holders (other than any holder designated under Section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the holders (other than any holder designated under Section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.

     An Impaired Class of Interests shall have accepted the Plan if the holders (other than any holder designated under Section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Interests actually voting in such Class have voted to accept the Plan.

     C.   CRAMDOWN

     If the Plan is not accepted by all Classes of Impaired Claims and Interests, the Debtors shall request Confirmation of the Plan under Section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to modify the Plan to the extent, if any, that Confirmation pursuant to Section 1129(b) of the Bankruptcy Code requires modification.

VI.  SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN

     On or before the Distribution Date, Reorganized Southern Mineral shall issue for distribution in accordance with the provisions of the Plan all of the Series A Preferred Stock required for distribution pursuant to the provisions of the Plan. All securities to be issued will be deemed issued as of the Distribution Date regardless of the date on which they are actually distributed.

VII. PROVISIONS GOVERNING DISTRIBUTIONS

     A.   DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE CONSUMMATION DATE

     Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims that are Allowed Claims as of the Distribution Date shall be made on the Distribution Date, or as soon thereafter as practicable. The Series A Preferred Stock to be issued under the Plan shall be deemed issued as of the Distribution Date regardless of the date on which they are actually distributed so long as all shares of the Series A Preferred Stock are distributed to the appropriate indenture trustee, agent or servicer on the Distribution Date. Distributions on account of Claims that first become Allowed Claims after the Consummation Date shall be made pursuant to Articles III, VII, and IX of the Plan.

     B.   INTEREST ON CLAIMS

     Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy law, post-petition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim. Interest shall not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim.

     C.   DISBURSING AGENT

     The Disbursing Agent shall make all distributions required under the Plan (subject to the provisions of Articles III, VII and IX hereof) except with respect to distributions to holders of Class 4 Claims, which distributions shall be deposited with the Indenture Trustee, which shall deliver such distributions to the holders of Class 4 Claims in accordance with the provisions of the Plan and the terms of the Indenture.

     If the Disbursing Agent is an independent third party designated by the Reorganized Debtors to serve in such capacity, such Disbursing Agent shall receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. If otherwise so ordered all costs and expenses of procuring any such bond shall be paid by the Reorganized Debtors.

     D.   SURRENDER OF SECURITIES OR INSTRUMENTS

     On or before the Distribution Date, or as soon as practicable thereafter, each holder of an instrument ("Certificate") evidencing a Claim on account of the Debentures shall surrender such Certificate to the Indenture Trustee. Upon surrender, and pursuant to the terms of the Plan, the Debenture shall be cancelled. No distribution of property hereunder shall be made to or on behalf of any such holder unless and until the Certificate is received by the Indenture Trustee or the unavailability of such Certificate is reasonably established to the satisfaction of the Indenture Trustee.

     If a Certificate is not delivered to the appropriate party specified herein prior to the second (2nd) anniversary of the Consummation Date, the owner and holder of such Certificate shall be deemed to have forfeited all rights and Claims in respect of such Certificate and shall not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including interest accrued thereon, shall revert to Reorganized Southern Mineral notwithstanding any federal or state escheat laws to the contrary.

     E.   INSTRUCTIONS TO DISBURSING AGENT

     Prior to any distribution on account of an Allowed Class 4 Claim, the Indenture Trustee(s), agent, or servicer of the Debentures shall (i) inform the Disbursing Agent as to the amount of properly surrendered Debentures and (ii) instruct the Disbursing Agent, in a form and manner that the Disbursing Agent reasonably determines to be acceptable of the names of the holders of Allowed Class 4 Claims, and the number of shares of Series A Preferred Stock to be issued and, distributed to or on behalf of such holders of Allowed Class 4 Claims in exchange for properly surrendered Debentures.

     F.   SERVICES OF INDENTURE TRUSTEES, AGENTS, AND SERVICERS

     The services with respect to consummation of the Plan of indenture trustees, agents, and servicers under indentures and other agreements that govern the rights of holders of Claims, are as set forth in ARTICLE IV.B.1 and elsewhere in the Plan.

     G.   RECORD DATE FOR DISTRIBUTIONS TO HOLDERS OF DEBENTURES

     At the close of business on the Distribution Record Date, the transfer ledgers for the Debentures shall be closed and there shall be no further changes in the record holders of the Debentures. Reorganized Southern Mineral and the Disbursing Agent, if any, shall have no obligation to recognize any transfer of such Debentures occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date.

     H.   MEANS OF CASH PAYMENT

     Cash payments made pursuant to the Plan shall be in U.S. funds by the means agreed to by the payor and the payee, including by check or wire transfer, or, in the absence of an agreement such commercially reasonable manner as the payor shall determine in its sole discretion; provided, however, that any cash payment in excess of $1,000,000 shall, notwithstanding the foregoing, be effected by wire transfer.

     I.   CALCULATION OF DISTRIBUTION AMOUNTS OF SERIES A PREFERRED STOCK

     No fractional shares of Series A Preferred Stock shall be issued or distributed under the Plan or by Reorganized Southern Mineral or any Disbursing Agent, indenture trustee, agent, or servicer. Each Person entitled to receive Series A Preferred Stock will receive the total number of whole shares of Series A Preferred Stock to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a share of Series A Preferred Stock, the Disbursing Agent shall issue Cash in lieu of fractional shares based upon the liquidation preference per share of Series A Preferred Stock. Upon allocation of Cash to a Person in respect of the fractional portion of its entitlement, such fractional portion shall be cancelled. Upon the allocation of all the whole shares authorized under the Plan, all remaining fractional portions of the entitlement shall be cancelled and shall be of no further force and effect.

     J.   DELIVERY OF DISTRIBUTIONS

     Distribution to holders of Allowed Claims shall be made by the Disbursing Agent or the appropriate indenture trustee, agent or servicer as the case may be
(a) at the addresses set forth on the proofs of Claim filed by such holders (or at the last known addresses of such holders if no proof of Claim is filed or if the Debtors have been notified of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of Claim, (c) at the addresses reflected in the Schedules if no proof of Claim has been filed and the Disbursing Agent has not received a written notice of a change of address, (d) in the case of the holder of a Claim that is governed by an indenture or other agreement and is administered by an indenture trustee, agent, or servicer, at the addresses contained in the official records of such indenture trustee, agent, or servicer, or (e) at the addresses set forth in a properly completed letter of transmittal accompanying securities properly remitted to Southern Mineral. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Disbursing Agent or the appropriate indenture trustee, agent, or servicer is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions made through the Disbursing Agent or the indenture trustee, agent, or servicer, shall be returned to the respective Reorganized Debtor until such distributions are claimed. All claims for undeliverable distributions must be made on or before the second (2nd) anniversary of the Consummation Date, after which date, all unclaimed property shall revert to the respective Reorganized Debtor free of any restrictions thereon and the claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary.

     K.   FRACTIONAL DOLLARS; DE MINIMIS DISTRIBUTIONS

     Any other provision of the Plan notwithstanding, payments of fractions of dollars shall not be made. Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment made shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded down. Unless approved by the Reorganized Debtors, the Disbursing Agent, or any indenture trustee, agent or servicer, as the case may be, shall not make any payment of less than twenty-five dollars ($25.00) with respect to any Claim unless a request therefor is made in writing to such Disbursing Agent, indenture trustee, agent or servicer, as the case may be.

     L.   WITHHOLDING AND REPORTING REQUIREMENTS

     In connection with the Plan and all distributions hereunder, the Disbursing Agent shall to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

     M.   SETOFFS

     The Reorganized Debtors may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, a right to payment of any nature whatsoever that the Debtors or Reorganized Debtors may have against the holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such right to payment that the Debtors or Reorganized Debtors may have against the holder of such Claim.

VIII.  TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

    A.  ASSUMED CONTRACTS AND LEASES

    1. Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, as of the Consummation Date Debtors shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by the Debtors, (ii) previously expired or terminated pursuant to its own terms, (iii) is set forth on SCHEDULE VIII.A. attached hereto, or (iv) is the subject of a motion to reject filed on or before the Confirmation Date. The Confirmation Order shall constitute an order of the Bankruptcy Court under Section 365 of the Bankruptcy Code approving the contract and lease assumptions described above, as of the Consummation Date. The Confirmation Order will also provide for the rejection of those unexpired leases and executory contracts specified on
SCHEDULE VIII.A. SCHEDULE VIII.A. shall be submitted not less than ten (10) Business Days prior to the Confirmation Hearing to the Bankruptcy Court and any party in interest requesting in writing such schedule.

    2. Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to any order of the Bankruptcy Court that may be entered prior to, at or after Confirmation, including the Confirmation Order.

     B.  PAYMENTS RELATED TO ASSUMPTION OF CONTRACTS AND LEASES

     Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, under
Section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor or party to the contract or lease or the assignee of the Debtor party assuming such contract or lease, by cure. If there is a dispute regarding (i) the nature or amount of any cure, (ii) the ability of the Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, the dispute will be brought before the Bankruptcy Court and cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

     C.  REJECTED CONTRACTS AND LEASES

     Claims arising from the Debtors' rejection of an executory contract or unexpired lease will be classified as a CLASS 5 Other Unsecured Claim.

     D.  BAR TO REJECTION DAMAGES

     If the rejection by the Debtors, pursuant to the Plan or otherwise, of an executory contract or unexpired leases results in a Claim that is not theretofore evidenced by a timely filed proof of

Claim or a proof of Claim that is deemed to be timely filed under applicable law, then such Claim shall be forever barred and shall not be enforceable against the Debtors or Reorganized Debtors, or the properties of any of them unless a proof of Claim is filed with the clerk of the Bankruptcy Court and served on counsel for the Debtors within thirty (30) days after service of the earlier of (i) notice of entry of the Confirmation Order or (ii) other notice that the executory contract or unexpired lease has been rejected.

    E.  EMPLOYEE BENEFIT AND WELFARE PROGRAMS

    1. Except and to the extent previously assumed by an order of the Bankruptcy Court on or before the Confirmation Date, and except as set forth below, all employee benefit and welfare programs of Southern Mineral, including programs subject to Sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date (and not subsequently terminated) are revested, and shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under this ARTICLE VIII, but only to the extent that rights under such programs are held by Persons who are employees of Southern Mineral as of the Confirmation Date. Southern Mineral's obligations under such programs to persons who are employees of Southern Mineral on the Confirmation Date shall survive confirmation of the Plan, except for (i) executory contracts or plans specifically rejected pursuant to prior Final Order or the Plan (to the extent such rejection does not violate Sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) executory contracts or plans as have previously been rejected, are the subject of a motion to reject, or have been specifically waived by the beneficiaries of any plans or contracts; provided, however, that Southern Mineral's obligations, if any, to pay all "retiree benefits" as defined in Section 1114(a) of the Bankruptcy Code shall continue.

     F.  STOCK OPTION PLANS AND AGREEMENTS

     All employee Stock Option Plans, which may or may not be included as part of a compensation or benefit program, including the (i) Southern Mineral Corporation 1996 Employee Stock Purchase Plan, (ii) Southern Mineral Corporation 1996 Stock Option Plan, (iii) Southern Mineral Corporation 1997 Stock Option Plan, and (iv) Non-Qualified Stock Option Agreement shall be assumed. Additionally, all Stock Option Agreements, Warrants to Purchase and Warrant Agreements set forth in Southern Mineral's Schedule G-4, as filed and as may be amended from time to time, shall be assumed. Any stock option right or plan which expired between the Petition Date and the Effective Date shall be assumed and renewed for a period of two (2) years following the Effective Date.


IX.  PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS

     A.  OBJECTION DEADLINE; PROSECUTION OF OBJECTIONS

         1. As soon as practicable, but in no event later than 30 days after the Consummation Date (unless extended by an order of the Bankruptcy Court), the Debtors or Reorganized Debtors, as the case may be, shall file objections to Claims with the Bankruptcy Court and serve such objections upon the holders of each of the Claims to which objections are made. Nothing contained herein, however, shall limit the Reorganized Debtors' right to object to Claims, if any, filed or amended more than 30 days after the Consummation Date.

     B.  NO DISTRIBUTIONS PENDING ALLOWANCE

         1. Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

     C.  DISTRIBUTION RESERVE

         1. 1. The Disbursing Agent shall withhold the Distribution Reserve from the Cash, Series A Preferred Stock, or other property to be distributed under the Plan. As to any Disputed Claim, upon a request for estimation by the Debtors or any other party in interest, the Bankruptcy Court shall determine what amount is sufficient to withhold as the Distribution Reserve. The Debtors or any other party in interest may request estimation for every Disputed Claim that is unliquidated and the Disbursing Agent shall withhold the Distribution Reserve based upon the estimated amount of such Claim as set forth in a Final Order. If the Debtors elect not to request such an estimation from the Bankruptcy Court with respect to a Disputed Claim that is liquidated, the Disbursing Agent shall withhold the Distribution Reserve based upon the face amount of such Claim. Nothing in the Plan or herein shall be deemed to entitle the holder of a Disputed Claim to post-petition interest on such Claim and such holder shall not be entitled to any such interest.

             a. In the event that any matter requires approval by the shareholders of the Reorganized Southern Mineral prior to the distribution or cancellation of all shares of Series A Preferred Stock from the Distribution Reserve or by the Indenture Trustee, the shares of Series A Preferred Stock held by the Disbursing Agent or the Indenture Trustee shall be deemed not to have been issued, for voting purposes only.

             b. If practicable, the Disbursing Agent shall invest any Cash that is withheld as the Distribution Reserve in a manner that shall yield a reasonable net return, taking into account the safety of the investment. Any interest that is earned shall accrue to the benefit of and shall be paid to the Reorganized Debtors quarter annually.

     D.  DISTRIBUTIONS AFTER ALLOWANCE

         1. The Reorganized Debtors or the Disbursing Agent, as the case may be, shall make payments and distributions from the Distribution Reserve to each holder of a Disputed Claim that has become an Allowed Claim in accordance with the provisions of the Plan governing the Class of Claims to which such holder belongs. On the next succeeding interim distribution date after the date that the order or judgment of the Bankruptcy Court allowing all or part of such Claim becomes a Final Order, the Disbursing Agent shall distribute to the holder of such Claim any Cash, Series A Preferred Stock, or other property in the Distribution Reserve that would have been distributed on the Distribution Date had such Allowed Claim been allowed on the Distribution Date. After a Final Order has been entered, or other final resolution has been reached, with respect to each Disputed Claim (i) any Series A Preferred Stock held in the Distribution Reserve shall become the property of Reorganized Southern Mineral and (ii) any Cash or other property remaining in the Distribution Reserve shall become property of the Reorganized Debtors. All distributions made under this ARTICLE IX.D on account of an Allowed Claim shall be made together with any dividends, payments or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the Distribution Date. Notwithstanding the foregoing, the Disbursing Agent shall not be required to make distributions under ARTICLE IX.D more frequently than once every 180 days or to make any individual payments in an amount less than $25.00

X.  MODIFICATIONS AND AMENDMENTS

     The Debtors may alter, amend, or modify the Plan or any Exhibits thereto under Section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in Section 1101(2) of the Bankruptcy Code, the Debtors may, under Section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan so long as such proceedings do not materially adversely affect the treatment of holders of Claims or Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

XI.  RETENTION OF JURISDICTION

     A. Under Sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Consummation Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

         1. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of and objections to the allowance or priority of Claims or Interests;

         2. Hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under Sections 330, 331, 503(b), 1103 and 1129(a)(4) of the Bankruptcy Code; provided, however, that from and after the Consummation Date, the payment of the fees and expenses of the retained professionals of the Reorganized Debtors shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

         3. Hear and determine all matters with respect to the assumption or rejection of any executory contact or unexpired lease to which the Debtors are a party or with respect to which the Debtors may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;

        4. Effectuate performance of and payments under the provisions of the Plan;

        5. Hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Case;

        6. Enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

        7. Hear and determine disputes arising in connection with the interpretation, implementation, consummation or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

        8. Consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

        9. Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with implementation, consummation, or enforcement of the Plan or the Confirmation Order;

        10. Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

        11. Hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

        12. Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Case;

        13. Recover all assets of the Debtors and property of the Debtors' Estate, wherever located;

        14. Hear and determine matters concerning state, local, and federal taxes that arise from facts in existence either prior to or after the Petition Date in accordance with Sections 346, 505, and 1146 of the Bankruptcy Code;

        15. Hear and determine all disputes involving the existence, nature, or scope of the Debtors' discharge;

        16. Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code;

        17.  Enter a final decree closing the Chapter 11 Case.

XII.  COMPROMISES AND SETTLEMENTS

     Pursuant to Rule 9019(a), Bankruptcy Rules, the Debtors may compromise and settle various Claims against them and/or claims that they may have against other Persons. The Debtors expressly reserve the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against them and claims that it may have against other Persons up to and including the Consummation Date. After the Consummation Date, such right shall pass to the Reorganized Debtors.

XIII.  MISCELLANEOUS PROVISIONS

       A.  BAR DATES FOR CERTAIN CLAIMS

           1.  Administrative Claims:  Substantial Contribution Claims

     The Confirmation Order will establish an Administrative Claims Bar Date for filing of all Administrative Claims, including Substantial Contribution Claims (but not including claims for Professional Fees or the expenses of the members of the Creditor's Committee), which date will be 45 days after the Confirmation Date. Holders of asserted Administrative Claims, other than claims for Professional Fees or the expenses of the members of the Creditors' Committee, not paid prior to the Confirmation Date must file and serve on the Debtors and their counsel proofs of Administrative Claim (or application for compensation or reimbursement of expenses in the case of Substantial Contribution Claims) on or before such Administrative Claims Bar Date or forever be barred from doing so. The notice of Confirmation to be delivered pursuant to Rules 3020(c) and 2002(f) Bankruptcy Rules will set forth such date and constitute notice of this Administrative Claims Bar Date. The Debtors or Reorganized Debtors, as the case may be, shall have 45 days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

           2.  Professional Fee Claims

     All final requests for compensation or reimbursement of Professional Fees pursuant to Sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered to the Debtors or the Creditors' Committee prior to the Consummation Date (other than Substantial Contribution Claims under Section 503(b)(4) of the Bankruptcy Code) must be filed and served on the Reorganized Debtors and their counsel no later than 45 days after the Consummation Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and their counsel and the requesting Professional or other entity no later than 45 days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served.

     B.  PAYMENT OF STATUTORY FEES

     All fees payable pursuant to Section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation shall be paid on or before the Consummation Date.

     C.  SEVERABILITY OF PLAN PROVISIONS

     If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

     D.  SUCCESSORS AND ASSIGNS

     The rights, benefits and obligations of any entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

     E.  RELEASES AND SATISFACTION OF SUBORDINATION RIGHTS

     All Claims of the holders of the Bank Secured Claims, Debentures and Claims against the Debtors and all rights and claims between or among such holders relating in any manner whatsoever to any claimed subordination rights, if any, shall be deemed satisfied by the distributions under, described in, contemplated by, and/or implemented by the Plan to holders of Claims having such subordination rights, and such subordination rights shall be deemed waived, released, discharged, and terminated as of the Consummation Date. All actions related to the enforcement of such subordination rights shall be permanently enjoined. Distributions under, described in, contemplated by, or implemented by the Plan to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any holder of a Claim by reason of any claimed subordination rights or otherwise, so that each holder of a Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.

     F.  DISCHARGE OF DEBTORS

     All consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any nature whatsoever against the Debtors or any of their assets or properties, and, except as otherwise provided herein or in the Confirmation Order. Upon the Consummation Date, so long as the Debtors have distributed the Series A Preferred Stock and the Cash Payment to the Indenture Trustee, the Debtors shall be deemed discharged and released under Section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, (i) debts, demands and liabilities that arose before the Confirmation Date, (ii) any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of Southern Mineral prior to the Petition Date and that arises from a termination of employment or a termination of any employee or retiree benefit program regardless of whether such termination occurred prior to or after the Confirmation Date, and (iii) all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under Section 501 of the Bankruptcy Code, (b) a Claim based upon such debt is Allowed under Section 502 of the Bankruptcy Code, or (c) the holder of a Claim based upon such debt accepted the Plan. The Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtors, subject to the Consummation Date occurring.

     G.  COMMITTEES

     Effective on the Consummation Date, the duties of the Creditors' Committee shall terminate, except with respect to any appeal of an order in the Chapter 11 Case and applications for Professional Fees.

     H.  EXCULPATION AND LIMITATION OF LIABILITY

     Neither the Reorganized Debtors nor the Creditors' Committee, nor any of their respective present or former members, officers, directors, employees, advisors, attorneys, or agents, shall have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

     Notwithstanding any other provision of the Plan, no holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Reorganized Debtors, the Creditors' Committee, or any of their respective present or former members, officers, directors, employees, advisors, attorneys, or agents, for any act or omission in connection with, relating to, or arising out of the Chapter 11 Case, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct.

     The foregoing exculpation and limitation on liability shall not, however, limit, abridge, or otherwise affect the rights, if any, of the Reorganized Debtors to enforce, sue on, settle, or compromise the Litigation Claims retained pursuant to the Plan.

     I.  BINDING EFFECT

     The Plan shall be binding upon and inure to the benefit of the Debtors, all present and former holders of Claims against and Interests in the Debtors, their respective successors and assigns, including, but not limited to, the Reorganized Debtors, and all other parties-in-interest in this Chapter 11 Case.

     J.  PERMANENT INJUNCTION

     Except as otherwise expressly provided in the Plan or the Confirmation Order, all entities who have held, hold or may hold Claims against the Debtors, or Interests in Southern Mineral will be permanently enjoined, on and after the Consummation Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Interest, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors on account of any such Claim or Interest, (iii) creating, perfecting or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Interest and (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Interest. The foregoing injunction will extend to successors of the Debtors (including, without limitation, Reorganized Southern Mineral) and its respective properties and interests in property.

     K.  REVOCATION, WITHDRAWAL, OR NON-CONSUMMATION

     The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then (i) the Plan shall be null and void in all respects, (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (iii) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (a) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors, or any other Person, (b) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or (iv) constitute an admission of any sort by the Debtors or any other Person.

     L.  PLAN SUPPLEMENT

     Any and all exhibits, lists, or schedules not filed with the Plan shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least ten (10) Business Days prior to date of the commencement of the Confirmation Hearing. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Notice of the Plan Supplement will be sent to counsel for the Creditors' Committee. A copy of the Plan Supplement will be sent to counsel for the Creditors' Committee by overnight mail. Holders of Claims or Interests may obtain a copy of the Plan Supplement upon written request to Southern Mineral.

     M.  NOTICES

     Any notice, request, or demand required or permitted to be made or provided to or upon the Debtors or Reorganized Debtors under the Plan shall be (i) in writing, (ii) served by (a) certified mail, return receipt requested, (b) hand delivery, (c) overnight delivery service, (d) first class mail, or (e) facsimile transmission, and (iii) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addresses as follows:

     Steve Mikel
     Southern Mineral Corporation
     1201 Louisiana, Suite 3350
     Houston, Texas  77002


     H. Rey Stroube, III
     Akin, Gump, Strauss, Hauer & Feld, L.L.P.
     711 Louisiana, Suite 1900
     Houston, Texas 77002


     Jeffrey Spiers
     Andrews & Kurth L.L.P.
     600 Travis, Suite 4200
     Houston, Texas  77002


     N.  INDEMNIFICATION OBLIGATIONS

     Except as otherwise specifically limited in the Plan, any obligations or rights of the Debtors to indemnify its present and former directors, officers, employees pursuant to each Debtor's certificate of incorporation, by-laws, policy of providing employee indemnification, applicable state law, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings against such directors, officers, or employees based upon any act or omission related to such present and former directors, officers', or employees' service with, for, or on behalf of such Debtor, shall survive confirmation of the Plan and remain unaffected thereby, irrespective of whether indemnification is owed in connection with an occurrence before or after the Petition Date.

     O.  PREPAYMENT

     Except as otherwise provided in the Plan or the Confirmation Order, the Debtors shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment shall not violate, or otherwise prejudice, the relative priorities and parities among the classes of Claims.

     P.  TERM OF INJUNCTIONS OR STAYS

     Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under Sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Consummation Date.

     Q.  GOVERNING LAW

     Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) the laws of (i) the State of Texas shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan and (ii) the laws of the State of Nevada shall govern corporate governance matters with respect to Southern Mineral and Reorganized Southern Mineral, in either case without giving effect to the principles of conflicts of law thereof.

Dated:  Houston, Texas

May 2, 2000

                              SOUTHERN MINERAL CORPORATION


                              /s/ Steven H. Mikel
                              ----------------------------------------
                              Steven H. Mikel
                              President, Chief Executive Officer and Secretary


     SMC PRODUCTION COMPANY


                              /s/ Steven H. Mikel
                              ----------------------------------------
                              Steven H. Mikel
                              President, Chief Executive Officer and Secretary


     AMERAC ENERGY CORPORATION


                              /s/ Steven H. Mikel
                              ----------------------------------------
                              Steven H. Mikel
                              President, Chief Executive Officer and Secretary


     BEC ENERGY, INC.


                              /s/ Steven H. Mikel
                              ----------------------------------------
                              Steven H. Mikel
                              President, Chief Executive Officer and Secretary


     SMC ECUADOR, INC.


                              /s/ Steven H. Mikel
                              ----------------------------------------
                              Steven H. Mikel
                              President, Chief Executive Officer and Secretary


Akin, Gump, Strauss, Hauer & Feld, L.L.P.
Attorneys for Debtors


By: /s/ H. Rey Stroube,III
   ----------------------------
     H. Rey Stroube, III

                                  APPENDIX I-A

Additional Shares
of Common Stock.......   all shares of Common Stock or other debt or equity
                         securities of Reorganized Southern Mineral convertible into Common Stock issued by Reorganized Southern
                         Mineral after the Effective Date, other than (i) shares of Common Stock issued upon the conversion of shares of Series A Preferred Stock, and (ii) shares of Common
                         Stock to be issued pursuant to any stock option plan or any stock purchase plan or similar arrangement of Reorganized Southern Mineral (as the number of shares may be equitably adjusted for stock splits, stock dividends, recapitalizations and reorganizations affecting the Common Stock after the Effective Date).

Administrative Claim..   a Claim for payment of an administrative expense of a
                         kind specified in Section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to
                         Section 507(a)(1) of the Bankruptcy Code.

Affiliate.............   any Person that is an affiliate as defined by Section
                         101(2) of the Bankruptcy Code.

Allowed...............   when used in reference to a Claim or Interest within a
                         particular Class, an Allowed Claim or Allowed Interest of the type described in such Class.

Allowed Claim.........   a Claim or any portion thereof as to which (a) no
                         objection to allowance or request for estimation has been interposed on or before the Consummation Date or the expiration of such other applicable period of limitation fixed by the Bankruptcy Code, Bankruptcy
                         Rules, or the Bankruptcy Court, (b) the Schedules of the Debtors do no list such Claim as disputed, contingent or unliquidated, (c) any objection to its allowance has been settled, waived through payment, or withdrawn, or has been denied by a Final Order, (d) a Final Order is entered allowing such Claim, (e) the liability of a Debtor, and the amount thereof are determined by final order of a court of competent jurisdiction other than the Bankruptcy Court, or (f) the Plan provides for an express liquidated, agreed amount; provided, however, that with respect to an Administrative Claim, "Allowed Claim" means an
                         Administrative Claim as
                         to which a timely request for payment has been made in accordance with Article XIII.A.1 of the Plan (if such written request is required) or other Administrative
                         Claim, in each case as to which a Debtor (1) has not interposed a timely objection or (2) has interposed a timely objection and such objection has been settled, waived through payment, or withdrawn, or has been denied by a Final Order.

Amended Articles of
 Incorporation........   the amended and restated Articles of Incorporation of
                         Reorganized Southern Mineral, which shall be in substantially the form contained in the Plan
                         Supplement.

Amended Bylaws........   the amended and restated Bylaws of Reorganized Southern
                         Mineral, which shall be in substantially the form contained in the Plan Supplement.

Ballots...............   each of the ballot forms distributed with this
                         Disclosure Statement to holders of Impaired Claims or Interests entitled to vote to accept or reject the Plan.

Bank Secured Claim....   Claims of Compass Bank-Houston and First Union National
                         Bank pursuant to the Credit Facility the payment of which is secured by Collateral having a value at least equal to the amount of such Claims as determined in accordance with the provisions of Section 506 (a) of the Bankruptcy Code.

Bankruptcy Code.......   the Bankruptcy Reform Act of 1978, as codified in Title
                         11 of the United States Code, 11 U.S.C. (S)(S) 101 et seq, as now in effect or hereafter amended.

Bankruptcy Court......   the United States Bankruptcy Court for the Southern
                         District of Texas, Victoria Division, or such other court as may have jurisdiction over these Chapter 11
                         Cases.

Bankruptcy Rules......   the Federal Rules of Bankruptcy Procedure, the Official
                         Bankruptcy Forms, and the Federal Rules of Civil
                         Procedure as incorporated in the Federal Rules of Bankruptcy Procedure, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Case or proceedings therein, as the case may be.

Bar Date(s)...........   the date(s), if any, designated by the Bankruptcy Court
                         as the last dates for filing proofs of Claim in the Chapter 11 Cases.

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Board.................   the Board of Directors of Southern Mineral or
                         Reorganized Southern Mineral, as applicable.

Business Day..........   any day, other than a Saturday, Sunday or "legal
                         holiday" (as defined in Bankruptcy Rule 9006(a)).

Cash..................   legal tender of the United States or equivalents
                         thereof.

Cash Payment..........   amount equal to one semi-annual interest payment on the
                         Debenture Principal calculated at the non-default interest rate of 6.875% per annum.

Change of Control.....   after the Effective Date, (i) any individual or other
                         Person acquires in excess of 50% of the outstanding voting securities of Reorganized Southern Mineral, (ii) the merger or similar business combination of Reorganized Southern Mineral with or into any other entity (other than a wholly owned subsidiary of Reorganized Southern Mineral), the result of which holders of voting securities of Reorganized Southern
                         Mineral outstanding immediately prior to the merger or combination own 50% or less of the outstanding voting securities of such successor or resulting entity or
                         (iii) the sale of all or substantially all of the assets of Reorganized Southern Mineral.

Chapter 11 Case.......   the reorganization cases filed by the Debtors, pursuant
                         to Chapter 11 of the Bankruptcy Code.

Claim.................   a potential debt obligation of a Debtor, whether or not
                         asserted, as defined in Section 101(5) of the Bankruptcy Code.

Class.................   a category of holders of Claims or Interests as defined
                         by the Plan.

Collateral............   any property or interest in property of a Debtor that
                         is property of its Estate subject to a valid and enforceable lien or security interest to secure the payment or performance of a Claim, which lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law.

Common Stock..........   the Common Stock of Southern Mineral, par value $.01
                         per share.

Confirmation..........   the consequence of the entry by the Bankruptcy Court of
                         the Confirmation Order.

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Confirmation Date.....   the date of entry by the clerk of the Bankruptcy Court
                         of the Confirmation Order.

Confirmation Hearing..   the hearing to consider confirmation of the Plan
                         convened pursuant to Section 1128 of the Bankruptcy
                         Code.

Confirmation Order....   the order entered by the Bankruptcy Court pursuant to
                         Section 1129 of the Bankruptcy Code confirming the Plan.

Consummation Date.....   the Business Day on which distributions to the
                         Indenture Trustee for the Class 4 Creditors commences, but not later than thirty days after the Effective
                         Date.

Convenience Creditor..   Creditor holding an Unsecured Claim against a Debtor in
                         an amount of Ten Thousand Dollars ($10,000) or less, or a Creditor holding an Unsecured Claim against a Debtor in an amount greater that Ten Thousand Dollars
                         ($10,000) who, on or before ten (10) days prior to the Confirmation Date, makes a written election to reduce such Creditor's Claim to Ten Thousand Dollars
                         ($10,000).

Conversion Price......   $4.044 per share of Series A Preferred Stock, subject
                         to adjustment from time to time in accordance with the Preferred Stock Designation.

Conversion Rate.......   one (1) share of Series A Preferred Stock may be
                         converted into one (1) share of Common Stock, subject to adjustment from time to time in accordance with the Preferred Stock Designation.

Convertible Securities   any rights or options for the purchase of, or stock or
                         other securities convertible into, Additional Shares of Common Stock.

Credit Facility.......   Amended and Restated Credit Agreement, dated February
                         26, 1999, among Southern Mineral, Compass Bank-Houston and First Union National Bank, as amended.

Creditor..............   any Person who holds a Claim against a Debtor.

Creditors' Committee..   the committee of unsecured creditors, if any, appointed
                         pursuant to Section 1102(a) of the Bankruptcy Code in the Chapter 11 Case.

DD&A..................   depletion, depreciation and amortization.

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

Debenture(s)..........   Southern Mineral's 6.875% Convertible Subordinated
                         Debentures Due 2007.

Debenture Claim(s)....   amount owed to a Debenture holder on the Confirmation
                         Date being the sum of each such holder's Debenture
                         Principal plus accrued and unpaid interested calculated at the rate of 6.875% per annum from the Petition Date to the Confirmation Date.

Debenture Principal...   principal balance due on a Debenture on the Petition
                         Date.

Debtor(s).............   Southern Mineral Corporation, SMC Production Company,
                         Amerac Energy Corporation, BEC Energy, Inc. or SMC
                         Ecuador, Inc., and collectively, Southern Mineral
                         Corporation, SMC Production Company, Amerac Energy
                         Corporation, BEC Energy, Inc. and SMC Ecuador, Inc., including in their capacity as debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy
                         Code, and as reorganized hereunder.

Disbursing Agent......   Reorganized Southern Mineral or any party designated by
                         Reorganized Southern Mineral, in its sole discretion, to serve as a disbursing agent under the Plan.

Disclosure Statement..   the disclosure statement, as it may be amended,
                         supplemented, or modified from time to time, prepared and distributed in accordance with Section 1125 and 1126(b) of the Bankruptcy Code and Rule 3018,
                         Bankruptcy Rules.

Disputed Claim........   any Claim that is not an Allowed Claim or is not paid
                         pursuant to the Plan or an order of the Bankruptcy
                         Court (a) which is listed on the Schedules as unliquidated, contingent, or disputed and which has not been resolved by written agreement of the parties or an order of the Bankruptcy Court, (b) proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of Claim was not timely or properly filed, (c) proof of which was timely and properly filed and is listed on the Schedules as unliquidated, disputed or contingent, (d) that is disputed in accordance with the provisions of the Plan, or (e) as to which a Debtor has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any orders of the Bankruptcy Court, or is otherwise disputed by a Debtor in accordance with applicable law, which objection, request for estimation, or dispute has not been withdrawn or

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

                         determined by a Final Order, provided, however, that for purposes of determining whether a particular Claim is a Disputed Claim prior to the expiration of any period of limitation fixed for the interposition by Southern Mineral of objections to the allowance of Claims, any Claim that is not identified by Southern Mineral, as an Allowed Claim shall be deemed a Disputed Claim.

Distribution Date.....   the date, occurring as soon as practicable, but in no
                         event later than twenty (20) Business Days after the Effective Date, upon which the initial distributions are made by Reorganized Southern Mineral to holders of Allowed Claims or Interests that are not entitled to payment on the Effective Date as provided in Article
                         VII of the Plan.

Distribution Record
 Date.................   the record date for purposes of making distributions
                         under the Plan on account of Allowed Claims, which will be the first (1st) Business Day following the Confirmation Date.

Distribution Reserve..   the reserve, if any, established and maintained by the
                         Reorganized Southern Mineral, into which the Reorganized Southern Mineral will deposit the amount of Cash, Series A Preferred Stock, Common Stock, or other property that would have been distributed on the Distribution Date to holders of (a) Disputed Claims,
                         (b) contingent liquidated Claims, if such Claims are undisputed or not contingent on the Distribution Date, pending (i) the allowance of such Claims, (ii) the estimation of such Claims for purposes of allowance or
                         (iii) the realization of the contingencies, and (c) unliquidated Claims, if such Claims had been liquidated on the Distribution Date, such amount to be estimated by the Bankruptcy Court or agreed upon by Southern
                         Mineral and the holders thereof as sufficient to satisfy such unliquidated Claim upon such Claim's (x) allowance, (y) estimation for purposes of allowance, or
                         (z) liquidation, pending the occurrence of such estimation or liquidation.

Effective Date........   date on which the Confirmation Order becomes a Final
                         Order

Effective Price.......   the quotient determined by dividing the aggregate
                         consideration received by Reorganized Southern Mineral upon the exercise or conversion of Convertible
                         Securities by the maximum number of Additional Shares of Common Stock issued by Reorganized Southern Mineral upon such exercise or conversion.

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

Equity Securities Claim  a Securities Claim arising from the ownership of the
                         Common Stock.

Estate................   the estate of a Debtor in the Chapter 11 Case, created
                         pursuant to Section 541 of the Bankruptcy Code.

Extraordinary
 Common Stock Event...   (i) the issuance of shares of Common Stock as a
                         dividend or other distribution on outstanding shares of Common Stock, (ii) a subdivision of outstanding Shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of outstanding shares of Common stock into a smaller number of shares of Common Stock.

Final Order...........   an order or judgment of the Bankruptcy Court, or other
                         court of competent jurisdiction, as entered on the docket in the Chapter 11 Cases, the operation or effect of which has not been stayed, reversed or amended and as to which order or judgment (or any revision, modification or amendment thereof) the time to appeal or seek review or rehearing has expired.

Form 10-K.............   Southern Mineral's Annual Report on Form 10-K for the
                         fiscal year ended December 31, 1999 (Commission File
                         Number 0-8043).

Form 10-K/A...........   Southern Mineral's Annual Report on Form 10-K/A for the
                         fiscal year ended December 31, 1999 (Commission File
                         Number 0-8043).

Impaired..............   when used with reference to a Claim or Interest, a
                         Claim or Interest that is impaired within the meaning of Section 1124 of the Bankruptcy Code.

Incumbent Director....   shall mean to each of Thomas R. Fuller and Donald H.
                         Wiese, Jr.

Indenture.............   the Indenture relating to the Debentures, dated October
                         7, 1997, between Southern Mineral and the Indenture
                         Trustee.

Indenture Trustee.....   Bank One, N.A., as successor trustee under the
                         Indenture.

Independent Director..   shall mean ___________________________________

Interest..............   the legal, equitable, contractual and other right of
                         any Person as owner or holder with respect to the Common

                         Stock and the legal, equitable, contractual or other rights of any Person to acquire or receive any of the foregoing.

Litigation Claims.....   the claims, rights of action, suits or proceedings,
                         whether in law or in equity, known or unknown, that Southern Mineral or Estate may hold against any Person which are retained by the Reorganized Debtors pursuant to Article IV.F of the Plan.

Market Price..........   If the Common Stock is listed on any stock exchange in
                         the United States, the "Market Price" of the Common
                         Stock on any given day will mean the average of the closing prices of the Common Stock sales on all stock exchanges in the United States on which the Common
                         Stock is listed on the given day and the 29 preceding trading days, and if there are no sales on any trading days, and if there have been no sales on any exchange on any one or more of the said 30 trading days, the average of the bid and asked prices at the end of such days on which there has been no trading will be used to compute the Market Price. If at the time of any calculation of Market Price the Common Stock is not listed on any stock exchange in the United States, the Market Price as of any given day will be determined by dividing by 30 the sum of the Closing Prices for Common
                         Stock in the over-the-counter market on the given day and on the 29 preceding trading days. The "Closing
                         Price" for the Common Stock on any given day will be equal to the quotient derived by dividing two into the sum of the Reported Closing Bid Price per share on such day plus the Reported Closing Asked Price per share on such day. The "Reported Closing Bid Price" and the
                         "Reported Closing Asked Price" on any given day will be the lowest asked price per share and the highest bid price per share for the Common Stock at the close of trading on such day as reported by the National
                         Association of Securities Dealers Automated Quotation
                         System, or if said System no longer exists or is no longer the most commonly quoted or carried quotations for the Common Stock, by the system which carries quotations for the Common Stock which is then regarded as the most reliable source of quotations for securities traded in the over-the-counter market. If at the time of any calculation of Market Price the Common
                         Stock is not listed on any domestic exchange or quoted in the domestic over-the-counter market, the Market
                         Price will be the fair value thereof determined by the Board.

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

Master Ballot.........   the ballot provided to a bank, brokerage firm or other
                         nominee, or agent or proxy holder thereof holding
                         Debentures in its own name on behalf of a beneficial owner, or any agent thereof.

Neutrino..............   Neutrino Resources Inc.

New Director..........   shall mean each of Thomas A. Hillin and David E. Fite.

NOL...................   net operating loss carry forward.

Other Priority Claim..   a Claim entitled to priority pursuant to Section 507(a)
                         of the Bankruptcy Code other than a Priority Tax Claim or an Administrative Claim.

Other Unsecured Claims   the Unsecured Claims of all Creditors not included in
                         Classes 1, 3 or 4.

Person................   an entity as defined in Section 101(41) of the
                         Bankruptcy Code.

Petition Date.........   the date on which the Debtors filed their petitions for
                         relief commencing the Chapter 11 Case.

Plan..................   the Chapter 11 reorganization plan for Southern
                         Mineral, dated February 25, 2000, as the same may be amended, modified or supplemented from time to time.

Plan Supplement.......   the compilation of documents and forms of documents
                         specified in the Plan which will be filed with the Bankruptcy Court not later than ten (10) Business Days prior to the commencement of the Confirmation Hearing.

Preferred Stock
 Designation..........   the Certificate of Designation establishing the voting
                         powers, designations, preferences, limitations, restrictions and relative rights of the Series A
                         Preferred Stock contemplated by the Plan to be filed with the Secretary of State of the State of Nevada, which shall be in substantially the form contained in the Plan Supplement.

Priority Tax Claim....   a Claim that is entitled to priority pursuant to
                         Section 507(a)(8) of the Bankruptcy Code.

Professional..........   any professional employed in the Chapter 11 Case
                         pursuant to Sections 327 or 1103 of the Bankruptcy Code or otherwise and the Persons seeking compensation or reimbursement of expenses in connection with the Chapter

                         11 Case pursuant to Section 503(b)(4) of the Bankruptcy Code.

Professional Fee Claim   a Claim of a Professional for compensation or
                         reimbursement of costs and expenses relating to services incurred after the Petition Date and prior to and including the Consummation Date.

Projections...........   the financial projections contained in the Disclosure
                         Statement.

Redemption Price......   $4.044 per share of Series A Preferred Stock, subject
                         to adjustment from time to time in accordance with the Preferred Stock Designation.

Reorganized Debtors...   the Debtors, individually and/or collectively, as
                         reorganized pursuant to the Plan on and after the Confirmation Date.

Reorganized Southern
 Mineral..............   Southern Mineral as reorganized pursuant to the Plan on
                         and after the Confirmation Date.

Requisite Acceptances.   with respect to an impaired class of claims, votes cast
                         to accept the Plan in number an amount equal to (a) at least two-thirds (2/3) in amount of the Claims of the holders in such Class who actually cast votes with respect to the Plan and (b) more than one-half (1/2) in number of the holders in such Class who actually cast votes with respect to the Plan.

Schedules.............   the schedules of assets and liabilities and the
                         statement of financial affairs, if any, filed in the Bankruptcy Court by the Debtors, as such schedules or statement may be amended or supplemented from time to time in accordance with Rule 1009, Bankruptcy Rules or orders of the Bankruptcy Court.

Secured Claim.........   a Claim, other than a setoff Claim, that is secured by
                         a security interest in or lien upon property, or the proceeds of the sale of such property, in which a Debtor has an interest to the extent of the value as of the Consummation Date or such later date as is established by the Bankruptcy Court of such interest or lien as determined by a Final Order of the Bankruptcy
                         Court pursuant to Section 506 of the Bankruptcy Code or as otherwise agreed upon in writing by a Debtor and the holder of such Claim.

Securities Act........   the Securities Act of 1933, 15 U.S.C. (S)(S) 77a-77aa,
                         as now in effect or hereafter amended.

Series A Preferred
 Stock................   the Series A Convertible Preferred Stock of Reorganized
                         Southern Mineral to be issued pursuant to the Plan in accordance with the Preferred Stock Designation.

Solicitation..........   the solicitation by Southern Mineral from holders of
                         the Debentures and the Common Stock of acceptances of the Plan pursuant to Section 1126(b) of the Bankruptcy
                         Code.

Solicitation Package..   the package provided by Southern Mineral that includes
                         the Disclosure Statement and related materials and, where appropriate, Ballots or Master Ballots.

Southern Mineral......   Southern Mineral Corporation, a Nevada corporation.

Substantial
 Contribution Claim...   a Claim by a party in interest asserted pursuant to
                         Section 503(b) of the Bankruptcy Code.

Take-out Loan.........   secured financing to be provided by Bank One, Texas,
                         N.A. in an amount sufficient to pay the Claims of the Class 2 Creditors as well as the secured obligations owed by Neutrino.

Trading Period........   20 trading days in any period of 30 consecutive trading
                         days.

Unimpaired Claim......   a Claim that is not an Impaired Claim.

Unsecured Claim.......   any Claim against Debtor(s) with respect to which the
                         Creditor has no interest in and does not hold
                         Collateral.

Voting Record Date....   with respect to identification of the holders of
                         Impaired Claims entitled to vote on the Plan, May 1, 2000.

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                                SCHEDULE VIII.A.

                 LEASES AND EXECUTORY CONTRACTS TO BE REJECTED



                              [ TO BE SUBMITTED ]


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